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                                                                                                                        EXHIBIT 11

                                                           GenCorp Inc.
                                             COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                               Unaudited                                    Unaudited
                                                           Three Months Ended                           Nine Months Ended
                                                    -----------------------------------------------------------------------------
                                                        August 31,        August 31,               August 31,      August 31,
                                                          1994             1993                      1994            1993
                                                         ------           ------                    ------          ------
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Earnings (Dollars in Millions)
- - --------

Income Before Cumulative Effect
   of Accounting Changes                                    $ 6.4             $ 7.7                $    17.4          $ 31.6

Cumulative Effect of Accounting Changes                         -                 -                   (212.7)              -
                                                            -----             -----                ---------          ------

Net Income (Loss) for Primary Earnings
   Per Share                                                  6.4               7.7                   (195.3)           31.6

Tax Affected Interest Expense
   Applicable to 8% Convertible
   Subordinated Debentures                                    1.4               1.4                      4.1             4.1
                                                            -----             -----                ---------          ------

Net Income (Loss) for Fully Diluted
   Earnings Per Share                                       $ 7.8             $ 9.1                $  (191.2)         $ 35.7
                                                            =====             =====                =========          ======


Shares (In Thousands)
- - ------

Weighted Average Number of Common
   Shares Outstanding for Primary
   Earnings Per Share                                      31,731            31,730                   31,731          31,730

Assuming Conversion of 8% Convertible
   Subordinated Debentures                                  7,158             7,158                    7,158           7,158
                                                         --------          --------                  -------         -------

Weighted Average Number of Common
   Shares Outstanding for Fully Diluted
   Earnings Per Share                                      38,889            38,888                   38,889          38,888
                                                         ========          ========                  =======         =======


Earnings Per Share
- - ------------------

Income Before Cumulative Effect
   of Accounting Changes                                    $ .20             $ .25                $    .55           $ 1.00

Cumulative Effect of Accounting Changes                         -                 -                   (6.71)               -
                                                            -----             -----                --------           ------

Net Income (Loss) for Primary Earnings
   Per Share                                                $ .20             $ .25                $  (6.16)          $ 1.00
                                                            =====             =====                ========           ======

Fully Diluted Earnings Per Share                            $ .20             $ .24                $  (6.16)          $  .92
                                                            =====             =====                ========           ======
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